NEWS RELEASE

CONTACT:
CONMED Corporation
Todd Garner
Chief Financial Officer
315-624-3317
ToddGarner@conmed.com

Dirk Kuyper to Step Down from CONMED Corporation Board of Directors
Effective August 1, 2019

Utica, New York, June 18, 2019 – CONMED Corporation (NASDAQ: CNMD) today announced that independent director, Dirk M. Kuyper, has submitted a notice of resignation, which will take effect on August 1, 2019.

“Dirk has been a highly valued voice in the board room for the past six years, and we are grateful for his service to CONMED,” commented Mark Tryniski, Chair of CONMED’s Board of Directors, “Dirk has provided truly valuable insights and strategic direction to management throughout his tenure on the Board, and, on behalf of the entire Board of Directors and our leadership team, I thank Dirk for his important contributions to CONMED’s success. We appreciate and respect his desire to devote more time and focus to his growing business interests, and we wish him all the best in those pursuits.”

“My tenure on CONMED’s Board has been a tremendously positive experience,” Mr. Kuyper said. “I have great confidence in Curt Hartman’s vision and strategy for CONMED, and I believe he has the right team in place to achieve his vision of sustainable long-term growth.”

CONMED further announced that its Corporate Governance and Nominating Committee has retained Trewstar Corporate Board Services, a search firm that works exclusively at the Board level and specializes in the placement of candidates offering gender and ethnic diversity, to conduct a search to fill the director position being vacated as a result of Mr. Kuyper’s resignation.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery, thoracic surgery and gastroenterology. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and listed under the heading Forward-Looking Statements in the Company’s most recently filed Quarterly Report on Form 10-Q. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.